[*Confidential Treatment has been requested as to certain portions of this document.  Each such portion, which has been omitted herein and replaced with an asterisk [*], has been filed separately with the Securities and Exchange Commission.]

AGREEMENT

This Agreement (together with all attachments and as amended and modified from time to time, the “Agreement”) dated as of 31st day of December, 2009 (the “Effective Date”) is between PROGENITOR CELL THERAPY, LLC, a Delaware limited liability company having its principal office at 4 Pearl Court, Suite C, Allendale, New Jersey 07401 ("PCT"), NEOSTEM, INC., a Delaware corporation (“NeoStem”) having its principal office at 420 Lexington Avenue, Suite 450, New York City, New York 10017 and NEOSTEM (CHINA), INC., a Chinese domestic corporation having an office at Room 0425A, Building C, No. 6, XiangGangZhong Road, Shinan District, Qingdao City, The People’s Republic of China (“NeoStem China”, and together with NeoStem, jointly and severally, the “Client”).

WHEREAS, NeoStem previously requested PCT to develop a conceptual architectural design, cost estimate and timeline for the phased construction, development and installation of a cell therapy research and manufacturing facility at the Life Science Innovation Center, Life Science Park, Zhongguancum, Beijing, the People’s Republic of China (the “Site”).

WHEREAS, an Affiliate of NeoStem China (the “Tenant”) has entered into lease(s) and other arrangement(s) for various premises (the “Premises”) at the Site with Beijing Zhongguancum Life Science Park Development Co., Ltd. (the “Landlord”).

WHEREAS, the portion of the Premises (the “Phase 1 Premises”) which is the subject of this Agreement is described in the Report (which Report in an integral part of this Agreement and which is attached hereto as Attachment D and is incorporated herein by reference).

WHEREAS, PCT developed and presented to NeoStem the Report pursuant to which PCT provided recommendations for the Program (as defined in Attachment A, which attachment is an integral part of this Agreement and which is attached hereto and incorporated herein by reference).

WHEREAS, the Client and PCT desire that PCT complete the Program on the terms set forth in this Agreement and on a “turn key” basis.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

Section 1.  Terms.

Terms used in this Agreement and not otherwise defined in this Agreement shall have the meaning set forth for such term in Attachment A.

Section 2.  Services To Be Performed; Program Amendment Orders.

A.          PCT will complete the Program in accordance with the Services set forth in Attachment B which attachment is an integral part of this Agreement and which is attached hereto and incorporated herein by reference.  The Services set forth the parameters of the Program and the estimated duration to complete the Program.  Client expressly acknowledges that it has reviewed and approved of the Services described in Attachment B, the cost estimates set forth in Attachment F and the estimated timelines as set forth in Attachment G each of which attachment is an integral part of this Agreement and each of which is attached hereto and incorporated herein by reference.  Subject to the succeeding sentence, PCT will assure that the Program will comply, in all material respects with all applicable Standards in effect as of the date of immediately preceding the commencement of the initial Support Services Period appropriate to the Program.  In the event of a conflict in Standards, NeoStem will designate, in writing, which regulations shall be followed by PCT in its performance of the Program.  This Agreement is intended to be a “turn key” agreement, such that, subject to Client’s hiring sufficient numbers of qualified and experienced staff, including Key Personnel to operate and maintain the facility which is the result of the Program, upon the satisfaction of the Services provided in Attachment B by PCT, PCT will have delivered to the Client a facility which satisfies the requirements of Attachment B, is in full compliance with the Standards and which facility, if the Client operates the facility in accordance with the Standards and the various standard operating procedures and protocols provided by PCT in connection with the Services will be a fully functioning and operational GMP compliant facility.  PCT shall also provide Support Services during the Support Services Period to assure that Client’s personnel and agents can operate the Phase I Premises in the manner intended and that such facility remains compliant with the Standards, as they may be amended from time to time.

B.           PCT shall provide and/or retain the required personnel and Third Party support as PCT deems necessary (including, but not limited to, architects, project directors, general contractors, laborers, engineers, consultants, technicians and other Third Parties as determined by PCT) to perform the Services and the Support Services.  PCT shall use commercially reasonable efforts to complete the Program as provided in Attachment B within the estimated time duration set forth in Attachment G, as the Program and any times frames may be amended or modified by any Program Amendment Orders and/or Change Orders.  Notwithstanding the previous sentence, Client recognizes and agrees that Program completion, timelines and cost figures are good faith estimates made by PCT in commercially reasonable determination.

C.           PCT's Point of Contact at the Client, with respect to the Services are any one of Robin L. Smith, M.D., M.B.A., in New York City and Peter Sun in China or any other party designated in a Written Notice from the Client delivered to PCT.  Each of Client’s Point of Contact shall have responsibility over all matters relating to the performance of the Program on behalf of the Client without PCT having any responsibility to communicate with and/or contact any other Client Point of Contact and PCT may deal with any one Client Point of Contact as to a particular matter or concern.  The respective Client Point of Contracts have sole responsibility for keeping the remaining Client Point of Contracts informed of all matters which PCT has contact such individual Point of Contract.

D.           Client’s Point of Contact at PCT with respect to the Services is George S. Goldberger, or another party designated in a Written Notice from PCT delivered to Client.  PCT’s Point of Contact shall be responsible for the completion of the Program by PCT.

E.           The Point of Contact for PCT will coordinate performance of the Program with any one of the Client’s Point of Contact and vice versa.  In the event of PCT’s receipt of conflicting notices/communications from Client’s Point of Contacts, PCT shall rely on the notice or communication received from Robin L. Smith, M.D., M.B.A.  Unless otherwise provided in this Agreement, all communications between PCT and the Client regarding the conduct of the Program pursuant to the Services shall be addressed to or routed through each party’s respective Point of Contact (in the case of the Client’s Point of Contacts, PCT shall endeavor to address any communication to all Client Points of Contract, provided, however, failure to provide notices to all Client Points of Contract will not affect the validity of the communication provided to one Client Point of Contract.

F.           If there is any conflict between the terms and provisions of the Report or this Agreement (including Attachment F and Attachment G), the terms of this Agreement shall control and govern.

G.           Client agrees to fulfill its responsibilities as set forth in this Agreement and Client further acknowledges and agrees that in order for PCT to carry out the Program and perform the Services, Client must satisfy its obligations under this Agreement, NeoStem China must insure that the Tenant performs its obligations under its Leases with the Landlord, including, without limitation, providing PCT and all Third Parties engaged by PCT to provide Services and/or support in connection with the Services access to the Phase 1 Premises as reasonably required by PCT to enable PCT to perform and provide the Services.  Each Client will fully cooperate with PCT in connection with communication with the Tenant and the Landlord, as applicable, and execution and delivery of all forms, applications, documents, permits, purchase orders, trade contracts and other materials determined by PCT as necessary to enable PCT to provide and perform the Services and complete the Program.

H.           It shall not be considered a breach of this Agreement by either party if either party is unable to fulfill its obligation to the other due to action or inaction by the other party.  PCT will use commercially reasonable efforts to perform and cause to be performed the Services as set forth in this Agreement, in all Program Amendment Orders, Change Orders relating to the Program and other written agreements between PCT and the applicable Client.

Section 3.  Payment For Services.

A.           Notwithstanding any cost estimates attached to the Report to the contrary, Client shall pay to PCT the amounts set forth below, plus all out of pocket and pass through costs and expenses incurred by PCT and set forth in Section 3(C) below).  In order for PCT to perform the Services, a critical component will be the payment by Client of the amounts in this Agreement, including those set forth below in Section A(1) below on the dates provided.  The below payment schedule for the Services, excluding the Support Services and excluding changes resulting from Program Amendment Orders and/or Change Orders, NeoStem China approved change orders and/or other Client approved written documents) and Section 3(C) costs and expenses, is based upon the Total Estimated Phase 1 Project Costs in the amount of $2,614,100.00 as set forth in Attachment F.

“Total Phase 1 Design and Construction Cost”, in the amount of [*], as set forth in Attachment F.

“Total Laboratory & CER Equipment”, in the amount of [*], as set forth in Attachment F.

“Total Project Management and cGMP Quality Systems”, in the amount of [*], as set forth in Attachment F.

Total of Section 3(A) payments	$2,614,100

A1.         Attachment I which attachment is an integral part of this Agreement and which is attached hereto and incorporated herein by reference represents milestones towards completion of the “Total Phase 1 Design and Construction Cost” component of the Program.

(i)           With respect to “Total Phase 1 Design and Construction Costs” component, Client shall pay:

(x)
on the Effective Date, $250,000.00 to be used by PCT only for documented “Total Phase 1 Design and Construction Costs” as set forth in Attachment F, provided, however, that Client, at its option, in lieu of making the payment of $250,000.00 on the Effective Date, may pay PCT, $250,000.00 on the Start Date;

(y)
the balance of the “Total Phase 1 Design and Construction Costs” component payments in the amounts and at the times provided in Attachment I as the applicable milestone set forth in Attachment I is satisfied as certified by PCT to the Client that such applicable milestone is complete; and

(z)
Upon its receipt of funds, PCT shall thereafter, on at least a weekly basis, provide NeoStem with the documentation to support the “Total Phase 1 Design and Construction Costs” paid by PCT pursuant to Section 3(A)(1)(i)(x) and (y).

(ii)           With respect to “Total Laboratory & CER Equipment” component, prior to the Start Date, PCT and Client will develop and approve a list of items with associated acquisition costs which are the subject of the “Total Laboratory & CER Equipment” component set forth in Attachment F (refining the list in Attachment D).  From time to time, in addition to the listed equipment described in the preceding sentence, Client may request that additional items of equipment be acquired, which acquisition will be effected by purchase orders or other agreements for the acquisition of such item.  Prior to arranging for the purchase and delivery of such item, PCT will provide NeoStem China with a purchase order for such item detailing the payment schedule for such item and obtain its consent.  Client shall pay to PCT no later than the Start Date $100,000 (which PCT shall use to make deposits payments on the approved items). Thereafter, as required by the applicable purchase order, Client shall pay, to PCT such amount as shall be necessary, in accordance with the approved purchase order(s), to meet the scheduled payment set forth in such purchase orders, provided that PCT shall insure that each purchase order for an item contains a hold back of at least ten percent (10%) of the purchase price of each item, with such hold back amount to be paid, unless otherwise provided in the applicable purchase order approved by the Client, to the seller of such item by PCT only when the equipment is delivered and installed to the Phase 1 Premises and, if applicable, is operational. Upon its receipt of funds, PCT shall thereafter, on at least a weekly basis, provide NeoStem with the documentation to support the “Total Laboratory & CER Equipment” costs paid by PCT pursuant to Section 3(A)(1)(ii).

(iii)         With respect to “Total Project Management and cGMP Quality Systems” component, the Client shall pay:

(x)
on the Effective Date, [*], provided, however, that Client, at its option, in lieu of making the full payment of [*] on the Effective Date, may pay PCT, [*] on the Start Date and, commencing on the first day of the month that is more than thirty (30) days after the Start Date (the “Initial Fee Month”), two (2) monthly payments of [*] each, for an aggregate of three (3) payments aggregating [*];

(y)	commencing on the first day of the second month following the Initial Fee Month, two (2) monthly payment of [*] each, for an aggregate of two (2) payments aggregating [*]; and

(z)
upon the delivery by PCT of all items required to be delivered to the Client pursuant to the second sentence of Section 11(C) of the Agreement upon the Program being completed, and the completion of all Services (excluding Support Services) as set forth in Attachment B, [*].

B.           Client shall make payments as defined in the payment schedule set forth in Section 3(A) and Attachment I.  Client and PCT agree that, in connection with purchase orders and/or contracts/agreements relating to those items covered by “Total Phase 1 Design and Construction Costs” and/or “Total Laboratory & CER Equipment” costs, PCT will determine the timing and sequence for the performance and delivery of the related items, provided, however, PCT will have no obligation, pursuant to the power of attorney provided herein, to execute any such documents unless, Client has made the payments then due to PCT as provided above.

C.           Client will also reimburse PCT, and PCT will separately invoice Client, for PCT’s out of pocket and pass through costs and expenses associated with the Program as follow:

(i)  Program related travel, accommodation and meal costs incurred by PCT and its agents and contractors and other Persons retained by PCT to provide Services as reasonably determined by PCT, with such travel related costs and expenses to be at the business class level.  Excluding travel, accommodations and meal costs incurred by PCT in connection with its obligations associated with Support Services, all other travel related costs and expenses incurred by PCT under this subparagraph (i) will be reimbursed by Client in an amount not to exceed, in the aggregate, $100,000.

(ii)  To the extent the list of equipment and machinery developed and approved by the parties pursuant to Section 3(A)(ii) expressly excludes in the cost for such item, insurance and/or shipping costs or to the extent an item not included in such approved list is the subject of a purchase order which does not include insurance and/or shipping, the costs and expenses associated with insuring and/or shipping such item.

(iii)  With regard to equipment and furnishings included under the “Total Laboratory & CER Equipment” cost component of Attachment F, import taxes, sales taxes or value added taxes associated with any equipment, furnishings and other items shipped to the Phase 1 Premises used or incorporated at the Premises or otherwise applicable to the Program and the Services.  Except as set forth in this subparagraph (iii), each party is responsible for all taxes imposed on it, including income taxes and service taxes.

D.           In connection with the Program related travel, accommodation and meal costs described in Section 3(C)(i) above, excluding the Project Director Trips (defined below), prior to such trips and related costs and expenses being incurred, PCT will contact NeoStem (either verbally or in writing) and obtain NeoStem’s consent, in writing, to the proposed trip(s) to be made by PCT or any of PCT’s agents and contractors and other Persons retained by PCT to provide Services (including, but not limited to, architects, Project Director, consultants, engineers and technicians) which consent will not be unreasonably withheld or delayed.  Notwithstanding the preceding sentence to the contrary, the Client agrees that PCT contemplates a minimum of six (6) visits during the term of this Agreement by the Project Director which trips (the “Project Director Trips”) and related reasonable costs and expenses NeoStem provides its consent.

E.           Client agrees that all payments owed to PCT under Section 3(A) above are due on the dates provided in Section 3(A)(1) (as modified by Attachment I), but in no event shall any payment be due prior to the Start Date.  Client agrees that all other payments owed to PCT, including Section 3(C) costs and expenses, owed to PCT pursuant to this Agreement are due no later than thirty (30) days after the later of the invoice date or the Start Date.  Subject to Section 13 of this Agreement, payments which remain unpaid thirty (30) calendar days after the date when due shall accrue interest at the rate of twelve percent (12.0%) per annum (the “Default Rate”) commencing from the date 15 days after such payment was originally due or 30 days after the Start Date, whichever is later, and payable until such payment is paid in full.

F.           Client understands and agrees that, with reference to the estimated costs set forth in Attachment F, as to “Total Phase 1 Design and Construction Costs”, in the amount of [*], and “Total Laboratory & CER Equipment” costs, in the amount of [*], that such estimates are based on good faith estimates received from Third Parties based solely on the specifications and equipment lists provided to PCT.  Such Third Parties did not provide pricing based upon on a Guaranteed Maximum Price.  Client understands that the actual costs for the components set forth in this Section 3(F) may exceed the estimated budget amounts for such components.  In connection with the costs associated with the “Total Phase 1 Design and Construction Costs” component, in the event that the aggregate of all actual costs in such component exceeds [*], Client shall pay an amount not to exceed the first [*] of such excess actual costs as invoiced by PCT.  In the event that the aggregate of all actual costs in such component is greater than [*] but less than [*], PCT shall be responsible for and pay such excess actual costs.  In the event that the aggregate of all costs associated with the “Total Phase 1 Design and Construction Costs” component exceeds [*] but less than [*], PCT and Client will share equally and each will pay [*] of such excess actual costs.  In the event the aggregate of all costs associated with the “Total Phase 1 Design and Construction Costs” component exceeds [*], or in the case of the “Total Laboratory & CER Equipment” costs component, the actual individual line item costs in such component exceeds [*] of the estimated cost for such item, in each case, PCT will first obtain the written approval of NeoStem China pursuant to either a Program Amendment Order or Change Order to incur such additional cost prior to PCT arranging to procure/purchase such line item service or equipment.  PCT will provide Written Notice of such costs and NeoStem China will have ten (10) calendar days after its receipt of Written Notice from PCT or the Project Director to approve or disapprove of such additional cost.  Failure to deliver Written Notice to PCT of NeoStem China’s disapproval of the additional cost within such ten (10) day period will be deemed disapproval of the cost by NeoStem China.  In the event NeoStem China disapproves of such additional cost, PCT will have no obligation to procure costs or provide the service or acquisition which was the subject of such cost disapproval and such failure to provide the same will not be a breach of PCT’s obligations under this Agreement.  In the event the service or acquisition which was the subject of a cost disapproval by NeoStem is a pre-condition to a service and/or acquisition to be provided in this Agreement, unless NeoStem and PCT mutually agree to an alternative method of providing such subsequent service and/or acquisition pursuant to a Program Amendment Order or Change Order, PCT will have no obligation to provide such subsequent services and/or acquisition and such failure will not be a breach under this Agreement, and, if additional construction costs are disapproved, this Agreement may thereafter be terminated by either party without further liability.

G.           Any change in the Program is subject to agreement in advance through a Program Amendment Order or Change Order.

H.           PCT shall endeavor to provide invoices to each Client Point of Contact for Section 3(A)(1) scheduled payments prior to such scheduled payment.  Failure to provide Section 3(A)(1) payment invoice(s) to each Client Point of Contact or Client’s failure to receive such Section 3(A)(1) invoice(s) will not relieve Client of its obligation(s) to make Section 3(A)(1) payments on the scheduled due date except that no interest shall be charged unless at least one Client Point of Contact received an invoice at least thirty (30) days in advance of the payment due date.  PCT shall provide monthly invoices for other payments owed to PCT, including Section 3(C) costs and expenses.  Invoices will be in paper form and be sent NeoStem’s address set forth at the beginning of this Agreement.

I.            Client expressly agrees and understands that the costs and time frames for performing the Services set forth in the Report, Attachment F and Attachment G and are estimates prepared, in good faith, by PCT in its commercially reasonable opinion and that no guaranty or warranty is made by PCT that such costs and/or time periods can, in fact, be adhered to, provided, that PCT further agrees to use commercially reasonable efforts to perform the Services within the budget and time period estimates provided in this Report, Attachment F and Attachment G.

J.            Client acknowledges that the Services to be provided by PCT and PCT’s Third Party contractors and suppliers, including the specifics of the laboratory equipment to be installed at the Phase 1 Premises, were based upon Client’s specifications for the construction and installation of, and the procurement of equipment at, the Phase 1 Premises, all of which Services and specifications have been approved by Client.  Client also acknowledges and agrees that PCT will perform the Services at the request of the Client.  Client agrees that if any furniture, furnishings machinery, equipment or other property which is subject to the budget for “Total Laboratory & CER Equipment” component of Attachment F (or if a purchase order relates to equipment which would have been included in such budgeted item) fails to operate as intended by the Client or as represented or warranted by the manufacturer, vendor or supplier thereof, or in any way fails to function or perform as represented, Client shall make claim and any complaint thereto solely and directly against the manufacturer, vendor or supplier of such item (other than PCT).  Notwithstanding the preceding, during the period which ends forty five days following the expiration of the Support Services Period, should any machinery or equipment which is required for the operation of the facility which is the result of the Program in accordance with the Standards or any portion of the facility which results from the Program have been installed improperly or fails to operate as intended or as represented or warranted by the manufacturer, vendor or supplier thereof, PCT will assist the Client in fixing, repairing and resolving such defective item.

K.           Any references in the Report to PCT joint venture contributions and/or offsets to be provided by PCT (which reduced the total cost of Services to be paid by Client) are excluded from this Agreement, are inapplicable and of no force and effect in connection with any aspect of this Agreement.

Section 4.  Confidential Information.

A.           The parties have entered into the Confidentiality Agreement which governs the handling of confidential information between the parties.

B.           Notwithstanding the terms of the Confidentiality Agreement, neither party will disclose confidential information pertaining to the Program unless such disclosure: (a) is to an Affiliate of such party who is under a similar obligation to keep such confidential information confidential; or (b) is or becomes publicly available through no fault of such disclosing party; or (c) is required by law, rule, regulation, order, decision, decree, subpoena or other legal process to be disclosed.

C.           If, due to the request of Client and for the sole benefit of Client, PCT becomes obligated to provide testimony or records regarding any aspects of the Program in any legal or administrative proceeding arising other than from (x) PCT’s negligence or willful misconduct or material breach of this Agreement or (y) from PCT’s provision of records to relevant People’s Republic of China  authorities to allow PCT to provide services under this Agreement, then Client shall reimburse PCT all of PCT’s out of pocket costs and expenses related thereto plus an hourly fee for PCT’s employees or representatives equal to the then internal fully burdened costs to PCT of such employee or representative.

D.           Except as expressly provided in Sections 4(B) and 4(C) above, notwithstanding anything contained in the Confidentiality Agreement, nothing shall prohibit either party from summarizing the terms of this Agreement, or from filing this Agreement as an exhibit, in documents such party is required to file with any government agency, including, but not limited to, the Securities and Exchange Commission; provided that such disclosure shall be only to the extent required to comply with Applicable Laws, and provided further that the party proposing to make such disclosure shall provide a copy of the proposed disclosure to the other party at least five (5) days in advance of such disclosure.  It is understood and agreed that NeoStem will file this Agreement with the United States Securities and Exchange Commission, provided, further, that NeoStem will use good faith efforts to exclude from such disclosure the amount of fees received by PCT for Services under such Agreement.

E.           Except as otherwise set forth in this Section 4, to the extent that there is any discrepancy between this Agreement and the Confidentiality Agreement, the parties agree that the provisions contained in the Confidentiality Agreement shall prevail.

Section 5.  Relationship of Parties.

A.         This Agreement does not create an employer-employee relationship between Client and PCT.  PCT shall not hold itself out as an agent or representative of Client except as provided in Section 5(B) below.  PCT shall perform the Program as an independent contractor of Client and shall have complete and exclusive control over its equipment, employees and agents.  Nothing in this Agreement shall constitute PCT, or anyone furnished or used by PCT in the performance of the Services, as employee, joint venturer, partner, or servant of the Client.

B.           The Client hereby authorizes PCT to execute as NeoStem China’s attorney-in-fact, only the following documents: (i) purchase orders and agreements for items set forth in Attachment F consistent with the terms of this Agreement and (ii) permit applications and contracts with Third Parties to provide or perform Services relating to the Program.  If PCT executes an agreement as attorney-in-fact as provided herein: (a) PCT shall be fully responsible for assuring that the provider of such goods or services complies with such agreement at the Phase 1 Premises and PCT will be fully liable for work performed, (b) PCT, provided, it has received the necessary payments from Client in immediately available funds, shall make all payments to the Third Party contemplated by any such contract and (c) provided, Client has performed its obligations under this Agreement, including making payments as required by this Agreement, PCT shall fully indemnify, defend and hold Client harmless for a period not to exceed forty five (45) days following the expiration of the Support Services Period from and against any obligations to such Third Party excluding any that arise out of Clients negligence or misconduct.  The providers of all services and goods in connection with the Program will be instructed to bill PCT, on behalf of the Client, for the payment of services and goods and not the Client and will agree to look only to PCT for payment.

Section 6.  Representations, Warranties and Covenants.

A.           General Representations, Warranties and Covenants.  Each party represents warrants and covenants to the other that it has the necessary right and authority to enter into this Agreement and all Program Amendment Orders and Change Orders, subject to NeoStem obtaining board of director approval prior to the Start Date.  Neither party makes any representation or warranty to the other except as specified in this Agreement.

B.           Representations, Warranties and Covenants of PCT.

i)   PCT and its employees, agents, sub-contractors and representatives providing the Services hereunder shall have the expertise in the relevant subject matter to perform the Services, and shall perform their obligations under this Agreement in a professional and workmanlike manner with due care.

ii)  PCT shall, on behalf of NeoStem China as required, and at Client’s cost obtain and maintain all necessary permits and authorizations as required under this Agreement and Applicable Laws with respect to the Services.

iii)  PCT’s execution and performance of this Agreement (including, but not limited to, the provision of the Services), comply with all Applicable Laws, and PCT is not required to obtain any authorizations, permits, or licenses (if the effect of such failure actually impairs its ability to perform under this Agreement).Attachments F and G represent cost estimates and estimated time durations for the completion of the Program which PCT has determined are commercially reasonable for the Program.

iv) PCT will cause all Services to be performed by Third Party providers in accordance with commercial standards applicable at the time the work is performed.  PCT shall provide for the supervision of the Services using its best skill, judgment and attention.  PCT shall be solely responsible for all construction means, methods, techniques, sequences and procedures within the scope Services.

v)  PCT agrees that it shall cause to be performed the following services in connection with the construction and installation of the Phase 1 Premises in accordance with this Agreement:

(1)
establish procedures for the orderly and expeditious performance of the Services in accordance with the terms of this Agreement and establish procedures for administration of trade contracts; and maintain coordination among trade contractors;

(2)	prepare Phase 1 Premises site organization and lines of authority in order to carry out the Services on a coordinated basis;

(3)	organize staff and assign personnel to various areas to provide a positive an efficient means by which the Services may be controlled, coordinated and expedited;

(4)	conduct necessary job and coordination meetings, which coordination meetings shall be held as reasonably required by the Client;

(5)
submit to Client as requested by the Client (but not more than one (1) time each month), a “Job Progress Report” which shall describe the following: (i) the financial condition of the Services, material Program modifications, anticipated cost and change order summary; (ii) construction status with projected critical dates compared with original milestone dates, status of job progress to date, current work activity, and projected work activity for the following month;

(6)	provide to Client, as reasonably requested by Client, oral updates as to the status of the Program to date and other matters similar to those set forth in Section 6(B)(vi)(5) above;

(7)
establish and coordinate with Client a system for processing, expediting and administering contracts and agreements for the purchase of materials, supplies and equipment as required by the Agreement.  Manage the procurement and delivery of critical materials to the Phase 1 Premises and coordinate the deliveries with the progress of the work;

(8)
inspect, manage and coordinate the work of all Third Party contractors, enforce the terms of their respective contracts and agreements and enforce discipline and good order among all Third Party contractors in an effort to see that the Services are performed in accordance with the terms of such contracts and agreements, recognized trade standards, the Standards and Applicable Laws and endeavor to guard Client against any delays, increased costs and defects and deficiencies in the work provided;

(9)
use reasonable efforts to resolve disputes between Third Party contractors relative to the performance of their work or the furnishing of materials, supplies or equipment in connection with the Services;

(10)	maintain the Phase 1 Premises in a safe and orderly fashion;

(11)	enforce the implementation of necessary safety, health and environmental protection measures during the performance of the Services at the Phase 1 Premises;

(12)	provide the Client with the Program consistent with the Standards on a “turn key” basis;

(13)	provide the Support Services during the Support Services Period;

(14)	provide during the Support Services Period, updated operating procedure and additional training (beyond that contemplated in Attachment B) for Client’s personnel, repairs and maintenance; and

(15)	take such other actions as PCT determines in its sole discretion in order to provide and perform the Services hereunder.

vi)  The Program will meet the specifications set out in this Agreement and the attachments, Program Amendment Orders and Change Orders, if any.

vii)  In performing any of its work or carrying out its obligations under this Agreement, PCT (1) shall not knowingly infringe upon any United States or foreign copyright, patent, trademark, trade secret or other proprietary right, or misappropriate any trade secret of any Third Party and (2) has neither assigned nor otherwise entered into any agreement by which it purports to assign or transfer any right, title or interest to any technology or intellectual property right that would conflict with its obligations under this Agreement.

C.           Representations and Warranties of Client.

i)      Client will fully cooperate with PCT in connection with PCT’s performance of the Services provided in this Agreement, including, but not limited to, assuring PCT and its agents, with commercially reasonable access to the Site, the Premises and the Phase 1 Premises at all commercially reasonable time periods.

ii)     Client shall fully cooperate with PCT (but at PCT’s cost) and assist PCT in obtaining and maintaining all necessary permits and authorizations (including, but not limited to, building, construction, development, regulatory, environmental and waste control permits and licenses) as PCT determines is reasonably required, either by the Tenant, Landlord and/or all Applicable Laws with respect to the construction and installation at the Phase 1 Premises in accordance with this Agreement.

iii)    The Leases are or will be in full force and effect and Tenant’s and Landlord’s consent and approval for the Services to be performed by PCT will have been obtained prior to the Start Date.

iv)    Client agrees that it will not, and will not permit the Tenant, to amend, modify or terminate (a “Lease Modification”) any one or more of the documents consisting of the Leases in any way which would impair or affect PCT’s performance of the Services, without providing at least ten (10) days Written Notice of such proposed Lease Modification to PCT.

v)     Client understands and agrees that, PCT has been authorized by NeoStem China to execute various contract(s) on behalf of NeoStem China with local Third Party providers in order to perform Services at the Phase 1 Premises.  NeoStem China represents and warrants that it is a registered company under the Applicable Laws of the People’s Republic of China and has the power and authority to enter into any such contracts which will enable PCT to perform and/or have performed such Services.  In order to enable PCT to perform such construction services at the Phase 1 Premises, NeoStem and NeoStem China will fully cooperate, and will cause the Tenant to fully cooperate, with PCT.  NeoStem China will execute any construction contract which is in form and substance consistent with this Agreement and acceptable to both PCT and the Client.  Failure to cooperate and execute such contract(s) as presented by PCT to NeoStem China will not relieve Client from its Section 3(A)(1) payment obligations but will extend the estimated time frame for performance of Services pursuant to the Agreement for the period of time that is required for NeoStem China to be registered in order to comply with Applicable Laws in the People’s Republic of China and/or the execution of such agreements.  Client shall be given adequate time to review any construction contract.

D.           Disclaimer of warranties.  As to those items which are provided pursuant to the “Total Laboratory & CER Equipment” component set forth in Attachment F and purchase orders relating to the equipment and furnishings at the Phase 1 Premises and which were selected solely by the Client, PCT does not make any warranty with respect to such items and PCT specifically disclaims, as to such items only, all express or implied representations or warranties, including any warranty of merchantability, fitness for any particular purpose or non-infringement, or any implied warranty arising from course of performance, course of dealing or usage of trade.

Section 7.  Duration, Default; Lease Modification; Termination; Reconciliation.

A.           Except for the obligations described in Sections 4, 8, 14(H), 14(I) and 14(J), which shall survive termination of this Agreement, this Agreement shall be in effect for the period set forth in Attachment G commencing on the Effective Date, except that the Services shall commence on the Start Date and the estimated term for Services, including the Support Service during the initial Support Services Period is ten (10) months.

B.           Subject to Section 13 of this Agreement, if PCT is in default of a material obligation under this Agreement and PCT fails to cure such default within thirty (30) days of PCT’s receipt of Written Notice of such default, then this Agreement shall, at Client's option, terminate upon delivery to PCT of a Written Notice of termination of this Agreement.  PCT shall comply with such Written Notice of Termination and use commercially reasonable efforts to turn over to Client the benefits of all purchases made on Client’s behalf and work performed for Client, turn over to Client all files, work papers, diagrams, purchase orders and other materials related to the Program and otherwise act to reduce completion cost to the Client and cause there to be a smooth transition to any successor contractor.

C.           Subject to Section 13 of this Agreement, if Client is in default of a material obligation under this Agreement and Client fails to cure such default within thirty (30) days of Client’s receipt of Written Notice of such default, then this Agreement shall, at PCT’s option, terminate upon delivery to the Client of a Written Notice of Termination of this Agreement.

D.           (i) Client, at its option, may terminate this Agreement without cause upon providing no less than sixty (60) days Written Notice to PCT of Client’s intent to terminate the Agreement with the Termination to occur on the last day of the month following the expiration of the sixty (60) day period.(ii) Client, at its option, and in its sole unfettered discretion, at any time prior to the Start Date, for any or no reason, may terminate this Agreement upon Written Notice to PCT of Client’s intent to terminate the Agreement, without any liability whatsoever, whereupon this Agreement shall be void ab initio.  A termination of this Agreement pursuant to this Section 7(D)(ii) shall be effective on the date of PCT’s receipt of such Written Notice.  PCT agrees that no payments payable to PCT will be due until a Start Date.  Notwithstanding this paragraph, PCT shall remain bound under this Agreement as of the Effective Date.

E.           In the event PCT receives a Written Notice from the Client regarding a proposed Lease Modification and then determines that such Lease Modification will have an effect on PCT’s Services, PCT shall provide Client with Written Notice of such affect and any costs/ time period effects and other concerns and issues within fifteen (15) days of PCT’s receipt of the Written Notice regarding the proposed Lease Modification.  The parties will thereafter, in good faith, negotiate and execute a Program Amendment Order reflecting the concerns/issues and other matters raised by PCT regarding the proposed Lease Modification.  In the event, a Program Amendment Order cannot be negotiated and executed by the parties and the Client executes a Lease Modification which PCT reasonably determines impairs or affects PCT’s performance of the Services then PCT shall have the right to terminate this Agreement upon Written Notice to the Client, which termination shall be deemed to be a termination by the Client, without cause pursuant to Section 7(D) of this Agreement and the balance of the terms and provisions of this Section 7 shall be applicable.

F.           Upon termination of this Agreement after the Start Date, Client shall pay for the Services performed and any Section 3(C) costs and expenses incurred by PCT for which PCT is obligated to pay provided any such PCT obligation to pay arose prior to the PCT’s receipt of Written Notice of Termination.  Additionally, unless PCT has materially breached this Agreement, Client shall pay for any costs, expenses and pass through costs and expenses, subject to the terms of this Agreement, which PCT is obligated to pay after the termination of this Agreement.

G.           With reference to Attachment F, provided Client (1) has paid PCT all amounts due PCT pursuant to this Agreement and (2) is not in breach of this Agreement, in the event Client, as required by the Section 3(A) or 3(A1) payment schedule,  has paid for “Total Phase 1 Design and Construction Costs” and/or “Total Laboratory & CER Equipment” costs in excess of the amounts PCT has an obligation to pay, then on the date of Termination of the Agreement, PCT will reimburse to Client such excess amount (the “Uncommitted Amount”).  PCT may offset its payment of the Uncommitted Amount against the balance of any amounts due and owing to PCT.

H.           This Agreement may be automatically and immediately terminated by either party, upon providing Written Notice to the other party of the termination of this Agreement, if the other party has a liquidator, receiver, manager, receiver or administrator appointed or is unable to pay debts.

I.            Notwithstanding anything herein to the contrary, UNDER NO CIRCUMSTANCES SHALL EITHER PARTY BE ENTITLED TO INCIDENTAL, INDIRECT, CONSEQUENTIAL OR SPECIAL DAMAGES ARISING IN CONNECTION WITH THE DEFAULT OR BREACH OF ANY OBLIGATION OF THE OTHER PARTY UNDER THIS AGREEMENT, THE SERVICES OR ANY DOCUMENTS OR ATTACHMENTS RELATED THERETO.

Section 8.  Indemnification and Limitation of Liability.

A.           Client shall indemnity, defend, and hold harmless PCT and PCT’s agents, servants, directors, officers, managers, members and employees (collectively, “PCT’s Agents”) from and against any and all claims, damages, losses, expenses, and liabilities of any nature whatsoever, including reasonable attorney’s fees and disbursements (collectively, “Claims”) incurred, caused, based upon, arising out of or resulting from any negligent acts or willful omissions of Client and/or Client’s agents, servants, directors, officers and employees (collectively, “Client’s Agents”), including, but not limited to, Client’s or Client’s Agents’ violation or failure to perform, or misrepresentation with respect to, any of the terms, covenants or conditions of this Agreement, except, in each instance, to the extent incurred, caused or occasioned by, in connection with or arising out of the acts or omissions of PCT and/or PCT’s Agents including, but not limited to, PCT’s violation or failure to perform, or misrepresentation with respect to, any of the terms, covenants or conditions of this Agreement.  In the event that a Claim arises in whole or in part from PCT’s and/or PCT’s Agents’ negligence, gross negligence or intentional misconduct or inaction, then the amount of the Claim that Client shall indemnify PCT or, if applicable, PCT’s Agents pursuant to this Section 8(A) shall be reduced by an amount in proportion to the percentage of PCT’s and/or PCT’s Agents’ responsibilities for such Claim as determined by a court of competent jurisdiction in a final and non-appealable decision or in a binding settlement between the parties.

B.           PCT shall indemnify and hold harmless Client and Client’s Agents from and against all Claims, arising out of or in connection with any personal injury, sickness or death or damage or injury to, loss of or destruction of property (including tools, equipment, plant and the buildings at the Phase 1 Premises and excluding costs to the extent such costs are covered by Client’s insurance), to the extent such Claim is caused in whole or in part by any negligent act or willful omission of PCT, the Third Party contractors retained directly or indirectly by PCT, or anyone for whose acts PCT or its Third Party contractors may be liable, except, in each instance, to the extent incurred, caused or occasioned by, in connection with or arising out of the acts or omissions of Client and/or Client’s Agents including, but not limited to, Client’s violation or failure to perform, or misrepresentation with respect to, any of the terms, covenants or conditions of this Agreement.  In the event that a Claim arises in whole or in part from Client’s and/or Client’s Agents’ negligence, gross negligence or intentional misconduct or inaction, then the amount of the Claim that PCT shall indemnify Client or, if applicable, Client’s Agents pursuant to this Section 8(B) shall be reduced by an amount in proportion to the percentage of Client’s and/or Client’s Agents’ responsibilities for such Claim as determined by a court of competent jurisdiction in a final and non-appealable decision or in a binding settlement between the parties.

C.           Upon receipt of Written Notice of any Claim which may give rise to a right of indemnity, the party seeking indemnification (the “Indemnified Party”) shall give Written Notice thereof to the other party, (the “Indemnifying Party”) with a Claim for indemnity.  Such Claim for indemnity shall indicate the nature of the Claim and the basis therefore.  Promptly after a claim is made for which the Indemnified Party seeks indemnity, the Indemnified Party shall permit the Indemnifying Party, at its option and expense, to assume the complete defense of such Claim, provided that; (i) the Indemnified Party will have the right to participate in the defense of any such Claim at its own cost and expense; (ii) the Indemnifying Party will conduct the defense of any such Claim with due regard for the business interests and potential related liabilities of the Indemnified Party; and (iii) the Indemnifying Party will, prior to making any settlement, notify the Indemnified Party, in writing, of such settlement offer and subsequently consult with the Indemnified Party as to the terms of such settlement.  The Indemnified Party shall have the right, at its election, to release and hold harmless the Indemnifying Party from its obligations hereunder with respect to such Claim and assume the complete defense of the same in return for payment by the Indemnifying Party to the Indemnified Party of the amount of the Indemnifying Party's settlement offer.  The Indemnifying Party will not, in defense of any such Claim, except with the consent of the Indemnified Party, consent to the entry of any judgment or enter into any settlement which does not include, as an unconditional term thereof, the giving by the claimant or plaintiff to the Indemnified Party of a release from all liability in respect thereof.  After notice to the Indemnified Party of the Indemnifying Party's election to assume the defense of such Claim, the Indemnifying Party shall only be liable to the Indemnified Party for such legal or other reasonable expenses subsequently incurred by the Indemnified Party in connection with the defense thereof at the request of the Indemnifying Party.  As to those Claims with respect to which the Indemnifying Party does not elect to assume control of the defense, the Indemnified Party will have the sole and exclusive right to settle or otherwise dispose of any of the same without the consent of the Indemnifying Party.

D.           The obligations set forth in this Section 8 shall survive for a period ending forty five (45) days following the expiration of the Support Services Period.

Section 9.  Prospective Events.

A.           For purposes of this Section 9, the following terms shall have the meanings given to them as set forth below:

“Prospective Illegality” means any foreign, state or federal statute or common law, or foreign, state or federal administrative agency rule, guidance or directive now existing or enacted or promulgated or re-interpreted after the Effective Date of this Agreement that is interpreted by judicial decision, a Regulatory Agency or legal counsel (in the case of legal counsel pursuant to a legal opinion reasonably acceptable to the receiving party from legal counsel reasonably acceptable to the receiving party and addressed to such receiving party) in such manner as to result in the conclusion that any act or service required of PCT or Client under this Agreement is in violation of such law, rule, guidance or directive.

“Prospective Cost Increase” means either the (a) occurrence of an event outside the control of PCT, including, without limitation, any Force Majeure event or (b) the enactment of a foreign, state or federal statute, common law, foreign, state or federal administrative agency rule, guidance or directive or amendment thereof, in any case, after the Effective Date of this Agreement and not contemplated before the Effective Date as to which compliance by PCT with the terms and provisions of this Agreement imposes an unanticipated financial burden upon PCT.

B.           Effect of a Prospective Illegality.  In the event of a Prospective Illegality, Client and PCT shall promptly negotiate in good faith a Program Amendment Order to this Agreement as necessary to address such Prospective Illegality.  Pending agreement on the appropriate amendment, either Client or PCT, on fourteen (14) days Written Notice to the other’s Point of Contact, may cease to perform a questioned act; provided, however, that this Agreement will nevertheless be performed by both Client and PCT to the extent possible.

C.           Effect of a Prospective Cost Increase.  In the event of a Prospective Cost Increase, Client and PCT shall negotiate in good faith a Program Amendment Order to the payment terms of this Agreement to address such cost increase.  To the maximum extent possible, any such Program Amendment Order agreed to pursuant to this Section 9 shall preserve the primary benefits sought to be achieved by this Agreement and the underlying economic and financial arrangements between the parties.  If Client and PCT agree that the primary benefits sought to be achieved by this Agreement cannot be achieved through an appropriate Program Amendment Order, then this Agreement, unless an earlier date is agreed to by both parties, will be automatically terminated thirty (30) days after Written Notice by either party to the Point of Contract of the other party referring to this Section 9 as the basis of the Termination of this Agreement.  A termination of this Agreement pursuant to this Section 9(C) shall be deemed a termination by the Client without cause pursuant to Section 7(D) of this Agreement and the balance of the terms and provisions of Section 7 shall be applicable.

Section 10.  Materials and Equipment; Change Orders.

A.           As the work at the Phase 1 Premises progresses, title to each item of material or equipment shall vest in NeoStem China upon the incorporation of such item into the Phase 1 Premises.  Each such item shall then become the sole property of NeoStem China.

B.           After the Start Date, PCT shall, on behalf of the Client, be entitled to arrange for the pre-purchase of certain Services relating to materials and equipment to be incorporated and/or installed at the Phase 1 Premises in order to perform the Services herein without the prior written approval of the Client provided that such items satisfy the specifications provided to PCT by the Client.  All materials and equipment pre-purchased as aforesaid shall be stored at the Phase 1 Premises or at such off- storage locations as shall have been approved in writing in each instance by Client or the Project Director.  Insurance premiums, storage costs and other reasonable expenses incurred by reason of such offsite storage shall be included in Section 3(C) costs.

C.           A written change order (“Change Order”) or Program Amendment Order shall be the instrument required to authorize any change in the Services which would result in (i) a change in the basic character, design intent or scope of the Program, which PCT represents as having served as the basis of the Section 3(A) payments, (ii) a deviation from design standards established for the Program or any part thereof, which PCT represents as having served as the basis of the Section 3(A) payments, (iii) an extension of the estimated completion dates as provided in Attachment B and Attachment G for which PCT is entitled to an extension of time under this Agreement or (iv) other circumstances for which the Section 3(A) payments need to be increased or decreased to the extent expressly provided for in this Agreement.

D.           Client, without invalidating or abandoning this Agreement, may at any time require changes in the Services consisting of additions, deletions or other revisions.  All such required changes in the Services shall be requested in writing by Client (a “Request for Proposal”); shall be submitted to the Project Director and PCT; and, in order to be deemed part of, or deleted from, the Services and authorized by Client, shall be executed in the manner set forth below.

i)      Within seven (7) days or if not practicable within a reasonable amount of time from Project Director’s and PCT receipt of a Request for Proposal, Project Director shall prepare and furnish to Client and PCT a signed statement (“Change Proposal”), in a form satisfactory to Client and PCT, setting forth in detail, with suitable breakdowns by trades and work classifications, and using the “unit price” and/or other costing method acceptable to Client, Project Supervisors’ estimate of (x) the cost, or savings, of the change reflected in the Request for Proposal, which cost shall be at the best price obtainable for, shall reflect the most economical manner of affecting, such change and include a mark-up charged by the Project Director in connection with the services to be provided in the Change Proposal, (y) the resulting increase or decrease in the cost of the Services, and (z) the changes in the Services or the schedule for completion of Services set forth in Attachment B and Attachment G which would result from implementation of the Request for Proposal.

ii)     If Client approves the Change Proposal, Client shall issue to PCT a written Change Order signed by Client and the various dates of completion of the Services, any changes to Section 3(A) payments and other applicable changes, as the case may be, shall be adjusted if required in accordance with the terms of such Change Order.  All other terms and conditions of this Agreement shall remain in full force and effect.

E.           The Client, at its option, and notwithstanding Attachment F, Attachment G and the payment terms set forth in Section 3(A) and 3(A)(1) may request that the parties execute a Program Amendment Order providing for additional freezer storage capacity and a liquid nitrogen system at the Premises, which Program Amendment would provide for the terms, costs and time frame for such additional services.

Section 11.  Management of Services; Completion of Services; On Site Meetings; Support Services.

A.           The Project Director will oversee the successful and timely completion of the Services and be in direct charge of the administration of the Services, including all matters concerning the schedule of Services, budget and timelines associated with the Program as well as the procurement of equipment to be installed at the Phase 1 Premises in accordance with the Report, Attachment B, Attachment F and Attachment G.  Project Director will supervise performance of the Services; and arrange for the supervision of the construction and installation activities at the Phase 1 Premises.

B.           Whenever this Agreement requires or permits the approval or consent of either Client, such approval or consent shall be deemed given only if furnished by the Client Point of Contract, in writing with the consent of one Client being automatically deemed to be the consent of the other Client.  Any such approval or consent given by such person shall be binding on NeoStem China and NeoStem, as applicable, unless and until PCT has received Written Notice from NeoStem China or NeoStem, as applicable, of the designation or appointment of a successor to the foregoing.

C.           The Services (excluding the Support Services) shall be performed within the estimated time frame provided in Attachment G.  Within such time frame Client shall receive satisfactory evidence, that: (i) all Services (excluding the Support Services), including all items set forth on any punch lists, have been fully and satisfactorily completed in a good and workmanlike manner, in conformance with this Agreement and in compliance with Applicable Laws having jurisdiction over the Phase 1 Premises; (ii) all final certificates of occupancy, certificates of approval and certificates of inspection and other applicable regulatory approvals, as applicable, relating to the construction, installation and contemplated uses at the Phase 1 Premises; (iii) PCT has certified that subject to Client’s hiring sufficient numbers of qualified and experienced staff, including Key Personnel to operate and maintain the facility which is the result of the Program, the facility and if the Client operates the facility in accordance with the Standards and the various standard operating procedures and protocols provided by PCT in connection with the Services, the facility is a fully functioning and operational GMP compliant facility; .and (iv) all required receipts, releases of liens, warranties and any other documents required under this Agreement or the Third Party contracts.  PCT shall notify Client promptly if the Services (excluding the Support Services), or any portion thereof, will not be completed within the estimated time provided in Attachment G, provided however that rather than the estimated time of October through April as set forth therein, the estimated time period shall be a period of seven (7) months commencing on the Start Date and ending on the last day of the seventh month.  If PCT so notifies Client, PCT shall take appropriate action to improve the progress of the Services at the Phase 1 Premises and shall, if requested by Client, submit operational plans to demonstrate the manner in which the lost time may be regained if possible.  Such actions shall not result in an increase in the Section 3(A) payments unless otherwise reflected in a Program Amendment Order or Change Order.  On or before the completion of the Services (excluding the Support Services), PCT shall cause the Phase 1 Premises to be cleared of all debris, construction materials, rubbish, rubble, discarded equipment and spillage of solid or liquid waste at the Phase 1 Premises and shall remove all tools, construction equipment, machinery and surplus materials therefrom.  Prior to completion of the Services (excluding the Support Services) at the Phase 1 Premises, Client shall not have the right to use or occupy all or any portion of the Phase 1 Premises.  Upon Client’s use or occupancy of the Phase 1 Premises after its receipt of the items set forth in the second sentence of this Section 11(C), such use or occupancy shall constitute acceptance by Client of the Services (excluding the Support Services) performed and of the space, systems, materials and equipment incorporated in the Phase 1 Premises.  Notwithstanding the preceding sentence, for during the period ending forty five day following the expiration of the Support Services Period, PCT shall remedy any items that fail to operate and/or perform as intended or in accordance with the Standards in good working order.  Meetings, at Client’s additional cost and expense, may be held on site at the Phase 1 Premises or elsewhere as required by the Program and/or as requested by any party and the mutual agreement of the parties.  Such meetings will review the progress of the Program, including issues arising out of, and the follow-up with regard to, actions, investigations and deviations.

D.           On the date PCT delivers to the Client all of the items described in the second sentence of Section 11(C) the Support Services Period shall commence.  PCT shall notify the Client of its reasonable determination that the items described in second sentence of Section 11(C) have been satisfactorily delivered to the Client and the date that the Support Services Period commences.

(i)
In consideration of PCT providing the Support Services during the Support Services Period, Client shall pay, [*] for each thirty (30) day period during the Support Services Period, in advance, for Support Services.

(ii)
In connection with any Support Services, Client will reimburse PCT, and PCT will separately invoice Client, for PCT’s out of pocket and pass through costs and expenses associated with such Support Services, including but not limited to Program related travel, accommodation and meal costs incurred by PCT and its agents and contractors and other Persons retained by PCT to provide Support Services as reasonably determined by PCT, with such travel related costs and expenses to be at the business class level.

(iii)
Reimbursable costs relating to Support Services are not subject to the $100,000 cap set forth in Section 3(C) of the Agreement, provided, further, that the costs and expenses referred to in subclause (ii) immediately above will be reimbursed in an amount not to exceed $50,000.

(iv)
In connection with the Program related travel, accommodation and meal costs described in this Section 11(D), prior to such trips and related costs and expenses being incurred, PCT will contact NeoStem (either verbally or in writing) and obtain NeoStem’s consent, in writing, to the proposed trip(s) to be made by PCT or any of PCT’s agents and contractors and other Persons retained by PCT to provide the Support Services which consent will not be unreasonably withheld or delayed.

(v)	PCT shall invoice the Client for the Support Services which invoice shall be paid as provided in Section 3 of this Agreement.

(vi)
At NeoStem’s option, on no less than thirty (30) days prior to the expiration of the initial Support Services Period, NeoStem may provide the PCT Contact Person with Written Notice that the Support Services Period is to be extended for an additional ninety (90) day period following the date the initial Support Services Period was to expire.  Such Written Notice of the election to extend the Support Services Period shall be accompanied by an amount equal to [*] which will be applied to Client’s payment of the first thirty (30) day period of the extended Support Services Agreement.

Section 12.  Insurance.

A.           At all times during the period of this Agreement, Client shall purchase and maintain property insurance for all Services performed at the Phase 1 Premises to the full insurable value thereof with limits no less than Three Million Dollars ($3,000,000).  This insurance shall include the interest of Client, PCT and Third Party contractors performing Services and shall insure against fire and other perils and shall include “all risks” insurance for physical loss or damage including, without duplication of coverage, theft, vandalism, and malicious mischief.

B.           PCT shall maintain and cause Third Party contractors performing Services at the Phase 1 Premises to purchase and maintain a commercial general liability insurance policy.  All such policies of PCT and any general contractor shall be with insurers approved by Client, which approval shall not be unreasonably withheld.  The policy shall be written on an occurrence basis (as distinguished from a “claims made” basis and without so called “sunset” clauses or similar claims reporting restrictions) for a combined single limit for bodily injury and property damage of not less than $1,000,000 per occurrence and $2,000,000 in the annual aggregate.

C.           Each party (and each general contractor hired by PCT) shall furnish to the other a certificate of such insurance evidencing the required policies of insurance set forth above, which certificate shall provide that no such policy shall be materially altered, amended or cancelled without providing the other party with at least thirty (30) calendar days prior Written Notice of such change and be in form and substance (including deductible amounts) reasonably satisfactory to such other party.  Each such policy shall also name the other party as an additional insured.  Upon request of Client, PCT shall certify to Client that it has reviewed the adequacy of the insurance of each contractor or person providing services at the Premises and found such insurance to be satisfactory both as to carrier and amount.  Each policy obtained by PCT and any general contractor at the Premises shall also name Client as additional insured on a primary and non-contributory basis.

D.           Each party hereby waives any and all rights it may have against the other and its respective subcontractors, agents, officers, directors, members and employees for damages caused by fire or other causes of loss to the extent covered by insurance required to be provided under this Agreement (the “Amount of Coverage”) except such rights it may have to proceeds of such insurance held by it as a fiduciary.  Each party shall require of its sub-subcontractors, agents, directors, officers, members and employees, by appropriate agreements, written where legally required for validity, similar waivers in favor of the other party and its respective subcontractors, agents, directors, officers and employees.  The insurance policies shall provide such waivers of subrogation by endorsement or otherwise.  A waiver of subrogation shall be effective up to the Amount of Coverage as to a person or entity even though that person or entity would otherwise have a duty of indemnification, contractual or otherwise, did not pay the insurance premium directly or indirectly, and whether or not the person or entity had an insurable interest in the property damaged.

E.           If the Premises or any equipment, furniture or other furnishings at the Premises during the term of this Agreement is lost, stolen, damaged or destroyed, in whole or in part, by fire, casualty or other malicious occurrence, PCT shall give prompt notice thereof to Client.  Client shall file any claims required in connection with any theft, fire or other casualty and shall keep PCT informed as to the status thereof.  Sums paid to Client by any insurer, at Client’s option, may be retained by Client, or applied to payments due PCT pursuant to the Agreement or applied to restoration of the Program (or any part thereof, as determined by Client). The parties will act so as not to permit any condition to exist on the Premises that would wholly or partially invalidate any insurance policy.

Section 13.  Force Majeure.

Either party shall be excused from performing its respective obligations under this Agreement if its performance is delayed or prevented by Force Majeure, provided that such performance shall be excused only to the extent of and during such disability. Any time specified for completion of performance in the Services falling due during or subsequent to the occurrence of any Force Majeure event shall be automatically extended for a period of time to recover from such disability.  PCT will promptly notify Client if, by reason of any Force Majeure event PCT is unable to meet any such time for performance specified in the Services.  If PCT is likely to be unable to perform for a period in excess of ninety (90) days, then the parties agree to negotiate in good faith a mutually satisfactory approach to resolve the delay resulting from this Force Majeure.  If the parties cannot reach a mutually satisfactory approach within such ninety (90) day period, then Client shall be entitled to terminate this Agreement pursuant to Section 7 of this Agreement.

Section 14.  Miscellaneous.

A.           Notice.  Any written notice required or permitted by this Agreement shall be deemed to have been validly given if the same shall be a Written Notice addressed to the proper party at the address provided at the outset of this Agreement.  Written Notice shall be effective upon the date received.

B.           Assignments.  This Agreement may not be assigned in whole or in part by PCT or either Client without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed, except any party may assign this Agreement without the other parties’ written consent in the event of a merger with, acquisition of or by, or the transfer of all of its assets to, in each instance, a Third Party that is not an Affiliate of the assigning party, provided, further, that such Third Party, in the reasonable opinion of non-assigning parties, has the financial resources and financial condition comparable to the assigning party’s as of the Start Date.  Any attempt to assign this Agreement without such consent, where required, shall be void and of no effect subject to the limitations on assignment herein.

C.           Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the successors and assigns of Client and PCT, including, but not limited to, any successor by merger and any purchaser of all or substantially all of the assets of such party.

D.           Entire Agreement; Modifications; No Contributions Towards a Joint Venture; Third Party Beneficiary.  This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior or contemporaneous negotiations, promises, covenants, agreements or representations of every nature with respect thereto, all of which have become merged and integrated into this Agreement.  No modification of this Agreement shall be effective unless it is in writing and is signed by each party.  For the avoidance of doubt, the Client and PCT acknowledge and agree that all verbal and written agreements relating to fees paid by the Client and any possible application of Client paid fees towards satisfaction of any NeoStem funding or contribution to in any other arrangement or contract, including, but not limited to the Agreement between NeoStem and PCT dated March 6, 2009 have no further force and effect.

E.           Governing Law; Jurisdiction.  This Agreement shall be governed by the laws of the State of New York, without reference to choice or conflict of law principles, otherwise applicable.  The parties consent and agree that any legal action or proceeding against another party or any of their property with respect to any matter arising under or relating to this Agreement may be brought in any state or federal court located in the City and State of New York.  By execution and delivery of this Agreement, PCT, NeoStem and NeoStem China each submits to and accepts with regard to any such action or proceeding, for itself and its property, the jurisdiction of the aforesaid courts.  The Client further irrevocably consents to the service of process in any such action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to the Client at its address set forth at the beginning of this Agreement.  NeoStem China further hereby irrevocably appoints and designates NeoStem as its duly authorized agent for service of legal process and NeoStem China agrees that service of such process upon NeoStem shall constitute personal service of such process upon NeoStem China (regardless of whether NeoStem provides notice of such service of process to NeoStem China) and that service of any summons and complaint and/or other process in any action may be made by registered or certified mail directed to NeoStem, Client hereby waiving personal service thereof.  Service of legal process will be complete on the date such process is delivered to applicable party (or in the case of NeoStem China, to NeoStem).  The foregoing, however, shall not limit any party’s rights to serve process in any other manner permitted by law or to bring any legal action or proceeding or to obtain execution of judgment in any other jurisdiction.  The parties hereto expressly waive any rights either may have to contest the jurisdiction, venue or authority of such court.  In the event the bringing of any action, proceeding or suit by a party hereto against the other party hereto, arising out of or relating to this Agreement, the party in whose favor the final non-appealable judgment or award shall be entered shall be entitled to have and recover from the other party the reasonable costs and expenses incurred in connection therewith, including its reasonable attorney’s fees.

F.           Facsimile Signatures.  This Agreement may be executed by facsimile signature and/or in counterparts, with each such facsimile signature being deemed an original and both counterparts, when taken together, constituting one instrument.

G.           WAIVER OF JURY TRIAL.  PCT AND CLIENT WAIVE ANY RIGHTS THEY MAY HAVE TO A TRIAL BY JURY OF ANY DISPUTE ARISING UNDER OR RELATING TO THIS AGREEMENT.  PCT AND CLIENT AND AGREE THAT ANY SUCH DISPUTE SHALL BE TRIED BEFORE A JUDGE SITTING WITHOUT A JURY.

H.           No Circumvention.  Client expressly acknowledges and agrees that in connection with previous agreements entered into with PCT relating in any manner to the Premises and the Phase 1 Premises, the Report or other activities and discussions relating to the Services and pursuant to this Agreement and the Program, that PCT has or may disclose or introduce the Client to Third Party providers of various services and supplies.  Such providers include but are not limited to architects, engineers, environmental experts, etc., each such provider being referred to in this Agreement as a “Covered Third Party”.  Unless PCT materially breaches this Agreement, each Client agrees that for a period ending three (3) years following the Effective Date it shall not directly or indirectly contact, approach, engage in discussions, negotiate, contract or enter into agreement or arrangement with any Covered Third Party or any of Covered Third Party’s employees, officers, agents, suppliers, directors or owners for the purpose of providing services or supplies of any kind to the Client at the Site or for the benefit of the Premises without first obtaining the prior written consent of PCT which consent shall not be unreasonably withheld or delayed (the payment of a reasonable fee will not be considered unreasonable).

I.            [*]  [Note:  Approximately one and one-half pages of text is omitted.]

J.            Future Negotiations.  PCT and Client agree, while there is no binding agreement to do so, that any Phase 2 Program may be effected as a Change Order to this Agreement.

NO FURTHER TEXT ON THIS PAGE – SIGNATURE PAGE FOLLOWS

This Agreement has been executed, under seal, as of the Effective Date.

PROGENITOR CELL THERAPY, LLC		NEOSTEM, INC.

By:	/s/ George S. Goldberger	By:	/s/ Robin L. Smith
Name: George S. Goldberger		Name: Robin L. Smith
Title: Chief Business Officer		Title: Chief Executive Officer

NEOSTEM (CHINA), INC.

		By:	/s/ Peter Sun
Name: Peter Sun
Title:

ATTACHMENT A
TERMS

The following terms shall have the following meanings:

AABB	The American Association of Blood Banks and any successor thereto.

Affiliate	With respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

Agreement	The Agreement dated the Effective Date between PCT and the Client including all attachments thereto, as the Agreement and its attachments may be amended and modified from time to time.

Applicable Laws
All laws, ordinances, rules, orders and regulations of any foreign, United States, state, federal or local governmental or regulatory authority that governs the Services or Program including, without limitation, the United States  and the People’s Republic of China.

Change Order	Has the meaning set forth in Section 10(D) of the Agreement.

Claims	Has the meaning set forth in Section 8(A) of this Agreement.

Client	NeoStem and NeoStem China

Confidentiality Agreement	The Mutual Nondisclosure Agreement dated October ___, 2008 between NeoStem and PCT attached hereto as Attachment E.

Control
The possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlled” has the meaning correlative thereto.

Controlled Affiliates
A person or entity controlled by or under common control with PCT (including the individual officers of PCT).  If another person or entity acquires control of PCT after the Effective Date, so that more than 50% of the voting or equity interests of PCT are no longer owned by the owners of PCT immediately prior to that transaction or the board of directors of PCT is no longer controlled by the same individuals who controlled the board prior to the transaction, then it is understood that the obligations above shall only apply to PCT and its Controlled Affiliates and not to the acquiring person or entity.

Covered Third Party	Has the meaning set forth in Section 14(H) of this Agreement.

Default Rate	Has the meaning set forth in Section 3(E) of the Agreement.

Effective Date	The date set forth at the beginning of the Agreement and defined therein as the Effective Date.

FACT	The Foundation for the Accreditation of Cellular Therapy and any successor thereto.

FDA	The United States Food and Drug Administration, or any successor agency thereto.

Force Majeure
Any cause beyond the reasonable control of the party in question which for the avoidance of doubt and without prejudice to the generality of the foregoing includes governmental actions, wars, riots, terrorism, civil commotions, fires, floods, earthquakes, epidemics, pandemics, labor disputes (excluding labor disputes involving the work force or any part thereof of the party in question), embargoes, trade restrictions, restraints or delays affecting shipping or carriers acts of God or nature, access restrictions or access refusals of PCT or PCT’s Agents, to the People’s Republic of China not caused by any action or omission of PCT or PCT’s Agents (whether or resulting from Project Director’s or other PCT Agent’s revocation or refusal to have renewed such person’s visa or other entry permit to the Republic of China), the Site, the Premises or the Phase 1 Premises, the Landlord imposing restrictions restricting or refusing access to the Site, Premises and/or Phase 1 Premises, stoppages for any reason of the Services by any Regulatory Authority or Third Party not in privity, directly or indirectly, with PCT, and prolonged losses of one or more utilities to the Premises (with any period of two (2) or more days being deemed a prolonged loss).

GMP
Current Good Manufacturing Practice regulations, as set forth in the United States Code of Federal Regulations Title 21 (21 C.F.R. §§ 210 and 211) in effect on the date of Termination of this Agreement.

GTP	Current Good Tissue Practice regulations, as set forth in the United States Code of Federal Regulations Title 21 (21 C.F.R. § 1271 subpart 2) in effect on the date of Termination of this Agreement.

Guaranteed Maximum Price
A compensation structure for the design, construction, installation and/or equipment costs provided by a Third Party pursuant to which services, equipment and/or materials based upon actual costs incurred in connection with such activity and/or procurement process, plus a fee-all component, subject to a ceiling, above which a customer is not obligated to pay.

Initial Fee Month	Has the meaning set forth in Section 3(A)(1)(iii)(x) of this Agreement.

Key Personnel	Has the meaning set forth in Paragraph (H) of Attachment B of this Agreement.

Landlord	Has the meaning set forth in the WHEREAS clauses of this Agreement.

Lease Modification	Has the meaning set forth in Section 6(C) of this Agreement.

Leases
Collectively, the various leases and property management contracts entered into or to be entered into by NeoStem China with the Tenant and by the Tenant with the Landlord for the lease and operation of the Premises.

NeoStem	NeoStem, Inc.

NeoStem China	NeoStem (China), Inc.

PCT	Progenitor Cell Therapy, LLC.

PCT’s Agents	Has the meaning set forth in Section 8(A) of this Agreement.

Person	Any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, governmental entity or Regulatory Authority or other entity.

Phase 1 Premises	Has the meaning set forth in the WHEREAS clauses of this Agreement.

Point of Contact	An individual who serves as a party’s point of contact for the other party, as further detailed in Section 2 of the Agreement.

Premises	Has the meaning set forth in the WHEREAS clauses of this Agreement.

Program
(1) The phase 1 development of the Phase 1 Premises which includes a clean room for adult stem cell clinical trial processing and other stem cell collections and which will have the processing capacity (but not the storage capacity) on an annual basis, sufficient for at least 10,000 samples, research and development laboratory space, collection and stem cell storage areas, and offices, together with the furnishings and equipment selected by Client and PCT for the developed areas (as described in the Report) and (2) the installation in the Phase 1 Premises of quality control systems consisting of materials management, equipment maintenance and calibration, environmental monitoring and compliance and adult stem cell processing and preservation, which comply with the Standards in order to enable NeoStem China to perform the elements of the Program described in (i) above, in each instance, as more particularly provided in the Scope of Work/Services set forth in Attachment B of this Agreement.

Program Amendment Order
A document detailing changes to the Program, which has been agreed to and signed by the parties to this Agreement and is in the form attached to and made a part of the Agreement as Attachment C to this Agreement.

Project Director	George S. Goldberger or such other Person that PCT designates, in writing, to the Client is acting as the Project Director.

Project Director Trips	Has the meaning set forth in Section 3(D) of this Agreement.

Regulatory Agency	Any relevant state, federal or local governmental regulatory authority, within or outside of the United States, involved in regulating any aspect of the Services.

Report	The report in the form of Attachment D.

Services	The services set forth and more particularly described in Attachment B to the Agreement and the Supporting Services.

Site	Has the meaning set forth in the WHEREAS clauses of the Agreement.

Standards
Collectively, GMP standards, all regulatory standards that would be applicable in the United States for clinical or laboratory services (including GTP, AABB, FACT and FDA standards) and all regulatory requirements applicable to the Program promulgated by the People’s Republic of China as of the date of Termination of this Agreement.

Start Date
April 1, 2010 or such earlier date as Client, pursuant to a Written Notice to PCT, designates is the Start Date, provided, further, that such Written Notice shall provide PCT with no less than five (5) business days notice of the Start Date.

Support Services
The delivery by PCT and/or its agents during the initial Support Services Period of up to 360 hours of support to the Client as to various aspects of the Program in existence and in effect immediately prior to the commencement of the Support Services Period.  Such services will include updated operating procedures and additional training for Client’s personnel beyond that described in Attachment B, repairs and maintenance.  Such 360 hours shall be provided by PCT and/or its agents and shall include all reasonable maintenance and advisory support regarding the Standards, the Services and the Program.  Such 360 hours shall not include any travel time in connection with traveling to and/or from the Premises.  In the event pursuant to Section 11(D), Client elects to extend the Support Services Period, an additional 360 hours of support commencing with the extended Support Services Period will be provided to the Client.  To the extent that during the initial Support Services Period, the Client did not utilize the full 360 support hours, such remaining and unused hours will not be carried over into the extended Support Services Period.  For the purposes of clarity, the maximum number of hours in any ninety day Support Services Period will not exceed 360 hours.

Support Services Period
Ninety (90) days, provided, however, in the event, pursuant to Section 11(D), the Client extends the initial Support Services Period, the Support Services Period shall include an additional ninety (90) day period commencing on the date the expiration of the initial Support Services Period occurs.

Tenant	Has the meaning set forth in the WHEREAS clauses of this Agreement.

Termination	Termination of the Agreement: (1) upon completion of the Program by satisfactory performance of the Services or (2) pursuant to Section 7 of the Agreement.

Third Party	Any Person other than PCT and the Client or their respective Affiliates.

Uncommitted Amount	Has the meaning set forth in Section 7(G) of this Agreement.

Written Notice	A written communication or notice sent by a reputable nationally recognized overnight courier service.

ATTACHMENT B

SUMMARY OF THE CONSTRUCTION AND INSTALLATION AT THE PHASE 1
PREMISES (THE “PROGRAM”)

SCOPE OF WORK/SERVICES

INCLUSIONS

The following services will be provided by PCT for the construction and installation of the Program at the Phase 1 Premises and the development of various protocols to satisfy compliance with various Standards:

A.
Contract with architects, engineers, consultants and other professionals, as determined by PCT to develop the Program as set forth in the Report (the “Facility”) at the Phase 1 Premises substantially in accordance with the building layout plan (the “Plan”) attached to the Report which Plan has been approved by NeoStem.

B.
Using readily available building materials, arrange for the demolition, as required, and construction of the Facility at the Phase 1 Premises substantially in accordance with the Plan and the Report and (1) within the estimated budget (the “Budget”) as set forth in Attachment F as the Budget may be adjusted as provided in the Agreement and (2) the estimated timelines set forth in Attachment G, as such timelines may be adjusted as provided in the Agreement.  The applicable timeline(s) commence on the Effective Date.

C.
Assist and arrange for the procurement and purchase of Laboratory and Equipment as provided in the Budget and in accordance with the Agreement.  Assist and arrange for such production, quality control testing, materials control and storage operations at the Facility in compliance with the Plan and the Budget. PCT will arrange for the procurement, purchase, shipping, installation, permitting and other approval requirements for utilization of such equipment, machinery, systems and utilities as required by the Program at the Facility.

D.
In connection with the construction and installation of the Facility at the Phase 1 Premises, determine and timely satisfy all appropriate construction, installation and permit requirements necessary for the completion and operation of the Facility, which services will include, but not be limited to, contracting with local experts to arrange for necessary permits relating to operations at and construction of the Facility and the installation and construction of the Program and will include satisfying local Applicable Laws such as obtaining Local Design Institute oversight and approval, if any, and an Environment Impact Assessment, if any, prior to obtaining construction permit approvals.

E.
Provide necessary documentation and filing relating to the Facility and Program to satisfy, as determined by PCT, the Standards and analogous Standards in the People’s Republic of China relating to such Facility’s operations as of the Termination of this Agreement.  Appropriate local regulatory experts will be employed to assess the required permits and documentation and to assist with appropriate application processes.

F.
Complete and provide requisite validation/qualification protocols for the systems, utilities and equipment at the Facility, including the one clean room, as shown in the Plan, and the analytical instrumentation in the laboratory as outlined in the Budget, which protocols will commence to be developed upon completion of the construction of Facility and installation of all equipment, systems, utilities and machinery and which will encompass installation qualification (“IQ”), operational qualification (“OQ”) and, as necessary, performance qualification (“PQ”) of the Facility, equipment, systems and utilities.

G.	Develop and deliver IQ, OQ and PQ protocols for the systems, utility services and equipment and machinery at the Facility.

H.
Provided Key Personnel (as defined below) are, at the time of PCT’s proposed training, which shall occur no earlier than the month prior to the commencement of the initial Support Services Period, PCT will provide sufficient training (as reasonably determined by PCT) to a competent and experience Quality Control Manager, Plant Manager and a Manufacturing/Facility Manager (or similarly titled individuals) (collectively, “Key Personnel”) (with such competency and experience to be subject to the reasonable determination of all parties) as to the various standard operating procedures necessary to operate the facility which is the result of the Program in accordance with and in compliance with the Standards.  In the event all Key Personnel are not reasonably available for training at the Phase 1 Premises, as mutually agreed by the parties, PCT will not have any additional obligation to provide additional training for such missing Key Personnel.  Such training will be in English and require such Key Personnel to be fully conversant and able to read and write in the English language.

I.	Develop and deliver final reports for executed validation/qualification protocols for systems, utility services and equipment and machinery at the Facility.

EXCLUSIONS:

The Services do not include the following:

1.
The cost and expenses described in Section 3(C) of the Agreement or the reimbursable expenses in connection with the Support Services.  These costs will be invoiced separately by PCT to Client as provided in this Agreement.

2.	Provision of test methods and procedures beyond those detailed above or necessary to be compliant with the Standards.

3.	Regulatory services beyond those necessary to provide the Services in connection with the Program and the Standards.

Attachment C

Program Amendment Order

(1) Program Title & Number:	(2) Date Program Started:		(3) P.A.O. Number:
(4) Reason for P.A.O.
(5) Amendment required and new milestones
(6) Impact on price, time frame, resources:
(7) Amended payment schedule (if required):
Authorization

Date:	____________________	Date:	____________________
for PCT		for Client

Attachment D – Report

See Attached.

[*] [Note:  Nine pages comprising the report have been omitted.]

Attachment E - Confidentiality Agreement

# MUTUAL NONDISCLOSURE AGREEMENT

THIS MUTUAL NONDISCLOSURE AGREEMENT (this "Agreement") is made and entered into as of October __, 2008, between NeoStem, Inc. (the "Company") having principal executive offices at 420 Lexington Avenue, Suite 450, New York, NY 10170 and PROGENITOR CELL THERAPY, LLC, with an address of 21 MAIN STREET, COURT PLAZA SOUTH, EAST WING, SUITE 304, HACKENSACK, NJ 07601

1. Purpose. The parties wish to explore a business opportunity of mutual interest and in connection with this opportunity, each party may disclose to the other certain confidential technical and business information which the disclosing party desires the receiving party to treat as confidential.

2. "Confidential Information" means any information disclosed by either party to the other party, either directly or indirectly, in writing, orally or by inspection of tangible objects (including without limitation documents, prototypes, samples, plant and equipment), which is designated as "Confidential," "Proprietary" or some similar designation. Confidential Information shall include without limitation the items set forth in this document, whether or not so designated upon disclosure. Information which if communicated orally or by demonstration, and is identified at the time of initial disclosure as confidential and such identification is then reduced to writing and delivered to the other party within thirty (30) days of such disclosure shall be considered Confidential Information. Confidential information may also include information disclosed to a disclosing party by third parties. Confidential Information may include, without limitation, computer programs, code, algorithms, research data, names and expertise of employees and consultants, know-how, formulas, handsets, processes, ideas, inventions (whether patentable or not), schematics and other technical, business, marketing, financial and product development plans, forecasts, strategies and information.

Confidential Information shall not, however, include any information which (i) was publicly known and made generally available in the public domain prior to the time of disclosure by the disclosing party; (ii) becomes publicly known and made generally available after disclosure by the disclosing party to the receiving party through no action or inaction of the receiving party; (iii) is already in the possession of the receiving party at the time of disclosure by the disclosing party as shown by the receiving party's files and records immediately prior to the time of disclosure; (iv) is obtained by the receiving party from a third party without a breach of such third party's obligations of confidentiality; or (v) is required by law to be disclosed by the receiving party, provided that the receiving party gives the disclosing party prompt written notice of such requirement prior to such disclosure and assistance in obtaining an order protecting the information from public disclosure.

3. Non-use and Non-disclosure. Each party agrees not to use any Confidential Information of the other party for any purpose except to evaluate and engage in discussions concerning a potential business relationship between the parties. Each party agrees not to disclose any Confidential Information of the other party to third parties or to such party's employees, except to those employees of the receiving party who are required to have the information in order to evaluate or engage in discussions concerning the contemplated business relationship.

4. Maintenance of Confidentiality. The parties agree to restrict disclosure of Confidential Information to only those employees who have a "need to know" and must be directly involved in the use of the Confidential Information. Each party agrees that it shall take reasonable measures to protect the secrecy of and avoid disclosure and unauthorized use of the Confidential Information of the other party. Without limiting the foregoing, each party shall take at least those measures that it takes to protect its own confidential information and shall ensure that its employees who have access to Confidential Information of the other party have signed a non-use and non-disclosure agreement in content similar to the provisions hereof, prior to any disclosure of Confidential Information to such employees. Neither party shall make any copies of the Confidential Information of the other party unless the same are previously approved in writing by the other party. Each party shall reproduce the other party's proprietary rights notices on any such approved copies, in the same manner in which such notices were set forth in or on the original.

5. No Obligation. Nothing herein shall obligate either party to proceed with any transaction between them, and each party reserves the right, in its sole discretion, to terminate the discussions contemplated by this Agreement concerning the business opportunity.

6. No Warranty. ALL CONFIDENTIAL INFORMATION IS PROVIDED "AS IS". EACH PARTY MAKES NO WARRANTIES, EXPRESS, IMPLIED OR OTHERWISE, REGARDING ITS ACCURACY, COMPLETENESS OR PERFORMANCE.

7. Return of Materials. All documents and other tangible objects containing or representing Confidential Information which have been disclosed by either party to the other party, and all copies thereof which are in the possession of the other party, shall be and remain the property of the disclosing party and shall be promptly returned to the disclosing party or destroyed upon the disclosing party's written request.

8. No License. Nothing in this Agreement is intended to grant any rights to either party under any patent, mask work right or copyright of the other party, nor shall this Agreement grant any party any rights in or to the Confidential Information of the other party except as expressly set forth herein.

9. Term. The parties agree that for a period of two (2) years following the Effective Date of this Agreement, they will maintain the confidentiality of each other's furnished Confidential Information, and not use and/or disclose such information to any third party, except as authorized by the owner of the information in writing.

10. Remedies. Each party agrees that any violation or threatened violation of this Agreement may cause irreparable injury to the other party, entitling the other party to seek injunctive relief in addition to all legal remedies.

11. Miscellaneous. Each party understands that the other party may currently or in the future be developing information internally, or receiving information from other parties that may be similar to the disclosed information. Nothing in this Agreement will be construed by either party as a representation or inference that the other party will not develop products, or have products developed for it, that, without violation of this Agreement, compete with the products or systems contemplated by the other party's Confidential Information.

12 Public Company Status. The parties acknowledge that the United States securities law and the rules and regulations promulgated thereunder prohibit any person with material, non-public information about a company from purchasing, selling, trading, or entering into options, puts, calls or other derivatives in respect of securities or such issuer or from communicating such information to any other person or entity.

This Agreement shall bind and inure to the benefit of the parties hereto and their successors and assigns. This Agreement shall be governed by and construed in accordance with the law of the State of New York without regard to conflict of law principles.

This document contains the entire agreement between the parties with respect to the subject matter hereof, and neither party shall have any obligation, express or implied by law, with respect to trade secret or proprietary information of the other party except as set forth herein. Any failure to enforce any provision of this Agreement shall not constitute a waiver thereof or of any other provision. This Agreement may not be amended, nor any obligation waived, except by a writing signed by both parties hereto.

IN WITNESS WHEREOF, the parties have executed this agreement as of the date first above-written.

NeoStem, Inc.

By:________________
Name: Robin Smith
Title: CEO

________________

By:________________
Name: GEORGE S. GOLDBERGER
Title: CBO & CFO

]

Attachment F

COST ESTIMATES FOR DEVELOPMENT OF PHASE 1 PREMISES.

SEE ATTACHED

[*] [Note:  Two pages of text have been omitted.]

Attachment G

ESTIMATED TIMELINE FOR DEVELOPMENT OF PHASE 1 PREMISES.

Attachment H

CLIENT CONTACTS IN CHINA.

[*]

Attachment I

MILESTONES

A)	Upon completion of the Design for construction documents, the Client will pay [*].
B)
Upon the completion of fifty percent (50%) of the major construction at the Phase 1 Premises in accordance with the Program and this Agreement, including the full completion of the clean room, offices, and laboratory, the Client will pay [*].

C)
Upon completion of ninety nine (99%) of the major construction and the delivery to the Client of a certificate of occupancy (or similar certificate) allowing the Client to use and occupy the Phase 1 Premises, the Client will pay [*].

D)	Upon the completion of the installation, commissioning and validation of all equipment, including Laboratory equipment, the Client will pay [*].
E)
Upon the delivery by PCT of the remaining items required to be delivered to the Client pursuant to the second sentence of Section 11(C) of the Agreement upon the Program being completed, and the completion of all Services (excluding Support Services) as set forth in Attachment B, the Client will pay [*].